EXHIBIT 10.27

SUMMARY OF AIRNET SYSTEMS, INC. 2005 INCENTIVE COMPENSATION PLAN

On February 2, 2005, the Board of Directors of AirNet, upon the recommendation of the Compensation Committee, adopted the 2005 Incentive Compensation Plan (the “Incentive Plan”).  The Compensation Committee and the Board of Directors subsequently approved clarifications and modifications to the Incentive Plan on March 8, 2005 and March 29, 2005.

The purpose of the Incentive Plan is to promote the following goals of AirNet for the fiscal year ending on December 31, 2005 (“Fiscal 2005”) by providing incentive compensation to certain employees of AirNet and its subsidiaries:

•      Exceeding budgeted pre-tax income;

•      Reducing fixed costs;

•      Creating and executing contingency plans for changes in AirNet’s Bank business;

•      Refining AirNet’s business plan for its Express and Jetride businesses to more quickly and profitably diversify AirNet;

•      Developing AirNet’s leadership team; and

•      Meeting high priority deadlines related to compliance with the Sarbanes-Oxley Act of 2002 and other key projects.

Participants in the Incentive Plan include AirNet’s executive officers, including Joel E. Biggerstaff (Chairman of the Board, Chief Executive Officer and President), Gary W. Qualmann (Chief Financial Officer, Treasurer and Secretary), Larry M. Glasscock, Jr. (Senior Vice President, Express Services), Jeffery B. Harris (Senior Vice President, Bank Services), Robert L. Austin (Senior Vice President, Jetride Services), Craig A. Leach (Vice President, Information Systems) and Wynn D. Peterson (Vice President, Strategic Planning and Analysis) and certain department managers and department directors.  At the start of Fiscal 2005, there were 45 participants in the Incentive Plan.

Payments under the Incentive Plan are based on a combination of AirNet’s pre-tax income for Fiscal 2005, operating performance of AirNet’s various business components, and the achievement of personal goals assigned to each participant. The Compensation Committee approves personal goals for each of the executive officers and reviews the personal goals established by senior management for other participants.  The personal goals approved by the Compensation Committee for each of the executive officers relate to specific business objectives related to general business operations (e.g., regulatory compliance, expense reductions, etc.) and each business component (e.g., execution of specific contracts with customers and vendors, cost reductions, service improvements, etc.).

No incentive compensation will be paid under the Incentive Plan unless AirNet achieves a designated threshold level of pre-tax income for Fiscal 2005.  Once the designated threshold level is achieved, incentive compensation payments will increase at predetermined pre-tax income levels until the maximum compensation payout of $1.9 million is reached at approximately 200% of Fiscal 2004 pre-tax income, determined without regard to the Fiscal 2004 impairment charges related to property and equipment and goodwill.

Once the overall amount of incentive compensation is determined based upon AirNet’s pre-tax income, incentive compensation will be allocated to Bank, Express, Jetride and corporate based upon pre-established targets.  Incentive compensation will then be allocated to the participants most closely involved in managing each of those business areas based upon each participant’s base salary.  Finally, participants must achieve their pre-established personal goals to achieve their maximum incentive compensation payment.

The maximum percentage of annual base salary that each of the executive officers may receive as incentive compensation under the Incentive Plan is as follows: Joel E. Biggerstaff, 100%; Gary W. Qualmann, Larry M. Glasscock, Jr., Jeffrey B. Harris, and Robert L. Austin, 75%; and Craig A. Leach and Wynn D. Peterson, 50%.

Except for payments to executive officers, payments under the Incentive Plan will be paid in quarterly payments commencing with the second quarter of Fiscal 2005 based upon AirNet’s year to date financial performance.  Payments of incentive compensation to executive officers will be made in the first quarter of Fiscal 2006 based upon AirNet’s performance for Fiscal 2005.  In order to receive payment, a participant must be actively employed by AirNet or one of its subsidiaries at the time payment is made.  New employees who qualify for the Incentive Plan will be eligible to participate on the first day of the calendar quarter following their date of hire.

The Compensation Committee may amend, modify or terminate the Incentive Plan at any time.